UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 13, 2016

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31A Leningradsky Prospekt Moscow, Russia	125284
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +7-495-785-6347

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR     240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR       240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Nasdaq Letter Regarding Annual Meeting

On January 13, 2016, CTC Media, Inc., a Delaware corporation (the “Company”), received a letter from the staff of the Listings Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that it has determined to initiate procedures to delist the Company’s securities because of the Company’s failure to hold a 2015 annual meeting of stockholders by December 31, 2015. As a result of such failure, the Company does not comply with Nasdaq Listing Rule 5620(a) with respect to the annual meeting requirements for continued listing on Nasdaq.

Nasdaq’s delisting determinations will not immediately result in the delisting of the Company’s common stock. Under the Nasdaq Listing Rules, the suspension of trading and delisting of the Company’s common stock will be automatically stayed following a timely hearing request to the Hearings Panel pursuant to the procedures set forth in Nasdaq Listing Rule 5800 Series.  If the Company does not timely request such a hearing, trading in the Company’s common stock will be suspended at the opening of business on January 22, 2016.

The Company intends to commence such an appeal within the required appeal period. Accordingly, the Company’s common stock will continue to trade on Nasdaq while such appeal is pending. The time and place of any hearing before the Hearings Panel will be determined by the Hearings Panel.

The Company did not convene an annual meeting of stockholders in 2015 due to the focus of the Board of Directors of the Company (the “Board”) and management throughout the year on efforts to respond to the pending effectiveness of new foreign ownership restrictions imposed by amendments to the Russian law “On Mass Media”.  In response to such new restrictions, on December 23, 2015, the Company completed a sale to UTV-Management LLC (“UTV-Management”) of 75% of the outstanding participation interests in CTC Investments LLC, the Company’s wholly owned subsidiary (“CTC Investments”), and approved the issuance of an additional, new participation interest in CTC Investments to UTV-Management following the closing of the sale, which would result in UTV-Management holding 80% of CTC Investments (the “Sale”).  When negotiations regarding the potential Sale begin in the spring of 2015, the Company anticipated that such Sale and related transactions, including the ultimate delisting of the Company’s common stock, would be completed by the end of 2015.  In these circumstances, the Board did not believe it was prudent to divert management attention to an annual meeting, particularly in light of the anticipated special meeting of stockholders called for purposes of approving the Sale and related transactions, which was ultimately held on December 17, 2015.

Nasdaq Letter Regarding Audit Committee

As disclosed in its Current Report on Form 8-K filed on December 29, 2015, Yuliana Slashcheva, Chief Executive Officer of the Company, Stanislav Ploshchenko, Chief Financial Officer of the Company and Maksim Bobin, Chief Legal Officer and Secretary of the Company, tendered their resignations as officers, effective on December 23, 2015, and concurrently with these resignations, the Board appointed Jean-Pierre Morel, a member of the Board, to fill the vacancies of Chief Executive Officer, Chief Financial Officer and Secretary of the Company. Mr. Morel remains a member of the Board, but ceased to serve on the Company’s Audit, Compensation and Special Committees. As a result of Mr. Morel’s resignation from the Audit Committee, the Audit Committee has only two members. Nasdaq Listing Rule 5605 generally requires that all listed companies’ audit committees have at least three members, although Nasdaq Listing Rule 5605(c)(4) provides a specified cure period to fill any audit committee vacancy created by the resignation of an audit committee member.

On January 13, 2016, the Company received a letter from the staff of the Listings Qualifications Department of Nasdaq, noting that the Company no longer complied with the requirement of Nasdaq Listing Rule 5605. The letter also acknowledged that the Nasdaq Listing Rules provide a cure period in order for the Company to regain compliance until the earlier of the Company’s next annual meeting of stockholders or December 23, 2016 (or, by June 20, 2016, if such meeting is held before June 20, 2016).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: January 20, 2016	By:	/s/ JEAN-PIERRE MOREL
		Name:	Jean-Pierre Morel
		Title:	Chief Executive Officer and Chief Financial Officer